Amended Schedule A

to the

Investment Advisory Agreement

between

Valued Advisers Trust (the "Trust")

and

Millbank Dartmoor Portsmouth LLC (the “Adviser”)

Dated as of March 31, 2022

1.	Schedule A of the Investment Advisory Agreement (the “Agreement”) is being modified, as permitted by Section 11 of the Agreement, to clarify that the date of the Agreement is March 31, 2022, the date that the MDP Low Volatility Fund commenced its investment operations.
2.	The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund                                                   Rate

MDP Low Volatility Fund                      0.60%

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of March 31, 2022.

VALUED ADVISERS TRUST

/s/ Carol J. Highsmith

Signature

By: Carol J. Highsmith

Title: Vice President and Secretary

MILLBANK DARTMOOR PORTSMOUTH LLC

/s/ Michael McCarty

Signature

By: Michael McCarty

Title: Chief Operating Officer